Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS REPORTS FISCAL 2011 RESULTS AND PROVIDES INITIAL FISCAL 2012 GUIDANCE

Company Reports 2011 Net Sales of $4.64 Billion and Earnings per Share of $2.69

For 2012, Hanes Expects EPS of $2.50 to $2.60 and Free Cash Flow of More Than $400 Million

WINSTON-SALEM, N.C. (Feb. 15, 2012) – HanesBrands (NYSE: HBI), a leading marketer of everyday branded basic apparel, today reported financial results for its fourth quarter and fiscal year ended Dec. 31, 2011.

For fiscal 2011, net sales increased 7 percent to $4.64 billion versus a year ago. Net income was $266.7 million, or $2.69 per diluted share, an increase of 25 percent over 2010 EPS of $2.16. For the fourth quarter, earnings and sales growth were affected by an unexpected and substantial slowing of orders in December because of retailer inventory management. Net sales in the quarter decreased slightly to $1.15 billion, and earnings per diluted share were $0.41. Hanes also prepaid $200 million of floating-rate notes in the fourth quarter, reducing long-term debt to $1.8 billion.

For 2012, Hanes expects its core categories to deliver solid results despite inflation and expects to generate record free cash flow. The company expects the wholesale category of its Outerwear segment to lose money because of hypercompetitive pricing and reduce EPS by approximately $0.30, resulting in expected 2012 EPS of $2.50 to $2.60. Net sales in 2012 are expected to increase approximately 2 percent to 4 percent, and free cash flow is expected to total between $400 million and $500 million. The challenges of inflation and the Outerwear wholesale category will primarily be first-half issues, and the company expects to return to normalized profitability no later than the second half.

“We achieved record earnings and sales in 2011 with strong performance in several of our categories, including underwear and socks, although we were disappointed with late fourth-quarter softness that yielded results below our expectations,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “For 2012, we expect to get through the challenges of the inflation overhang and Outerwear wholesale issues while we focus on core growth and delivering strong free cash flow that will be used to reduce long-term debt.”

HanesBrands Reports Fiscal 2011 Results and Provides Initial Fiscal 2012 Guidance – Page 2

2012 Guidance and Macro Trend Discussion

Hanes expects net sales for 2012 to increase 2 percent to 4 percent over 2011. The company anticipates sales and profit growth in its Innerwear, International and Direct to Consumer segments, offset by declines in Outerwear, which includes the wholesale category of casualwear and activewear products sold to the screen-print industry that the company sometimes refers to as imagewear. Hanes expects 2012 EPS of $2.50 to $2.60, including the approximate $0.30 loss in imagewear. This compares to EPS of $2.69 in 2011.

Hanes expects growth in the majority of its business categories in 2012. Products are priced appropriately for inflation, the company has added net shelf-space gains for the year, and elasticity of retail unit sales has been consistent with company expectations. Guidance for 2012 is based on the following expectations:

•

The Innerwear segment is expected to be driven by continued strong performance of the socks and male underwear categories. Product innovation and brand strength have supported successful price increases and have driven increased sales and profitability. Unit elasticity has been consistent with expectations.

For 2012, net sales growth from shelf-space gains, tight control of selling, general and administrative expenses, and product pricing are expected to exceed the negative effects of inflation for the year and lead to operating profit growth.

•

The Outerwear segment’s retail activewear categories are performing well and are well positioned for continued growth in 2012, although total segment results will be negatively affected by imagewear issues and a reduction in a Just My Size plus-size retail casualwear program.

The company’s Gear For Sports category of licensed logo activewear continues to perform well and is on track to achieve planned synergies in 2012. The Champion retail activewear category remains healthy and has captured additional net shelf-space gains.

Outerwear’s imagewear category is being adversely affected by hypercompetitive pricing in the wholesale screen-print market. The company believes pricing in the market’s basic-product promotional sector may remain problematic, and in response Hanes will de-emphasize the promotional basic sector while maintaining its presence in the more profitable premium-product and core-product sectors where the company has a stronger position. Pricing, coupled with historically high cotton costs, will make imagewear unprofitable for the year, especially in the first quarter. As the company reduces its exposure to the promotional sector, imagewear is expected to become smaller but more profitable and less volatile.

First-quarter net sales are expected to be approximately $1 billion. Due to the impact of Outerwear issues and cotton inflation, the company’s gross margin percentage is expected to be in the mid-20s in the first quarter, resulting in a loss per share of up to $0.35. Beyond the first quarter, gross margin as a percent of sales is expected to reach the high 20s in the second quarter with an operating profit margin in the mid- to high single digits. In the second half, gross margins are expected to improve to the low 30s and operating profit margins to the low double digits.

HanesBrands Reports Fiscal 2011 Results and Provides Initial Fiscal 2012 Guidance – Page 3

Hanes expects free cash flow in 2012 of $400 million to $500 million, which includes expected pension contributions of $30 million to $35 million and approximately $45 million of net capital expenditures (with a maintenance run rate of $40 million expected for the next three to five years after 2012).

The company’s near-term priority for use of free cash flow is to reduce long-term debt and deleverage its balance sheet. After paying off $200 million in notes in the fourth quarter, Hanes ended 2011 with $1.8 billion of long-term debt. It expects to pay off approximately $300 million in floating-rate notes in 2012. In 2013, the company’s goal is to pay off its $500 million of 8 percent notes, reducing bond debt to approximately $1 billion.

Interest expense in 2012 is expected to be $15 million lower as a result of debt reduction. The full-year tax rate is expected to be in the low double digits, consistent with the average of the past three years.

2011 Financial Highlights and Business Segment Summary

Key business segment highlights include:

•

Innerwear results in 2011 were led by strong performance of socks and male underwear. The two cotton-intensive categories had elasticity within expectations despite significant price gaps to competitors in the fourth quarter. A significant pull back in inventory by retailers in December negatively affected shipments and results.

Innerwear sales increased 2 percent with strong single-digit percentage increases for socks and male underwear that were partially offset by declines in intimate apparel. Operating profit increased 5 percent.

In the fourth quarter, segment sales decreased 1 percent, although sock sales increased nearly double-digits with strong growth in both Hanes and Champion branded socks. Operating profit increased 20 percent in the quarter as a result of strong expense control.

•

The Outerwear segment had significant sales and profit growth in 2011 with record performance by the company’s Gear For Sports licensed logo apparel operation, strong Champion activewear performance, solid Hanes casualwear performance, and three quarters of profitability in the wholesale category.

Outerwear operating profit increased 54 percent for the year on sales growth of 16 percent. In the fourth quarter, operating profit decreased 35 percent on flat sales as a result of lower profitability in the retail casualwear category, which lost a key program, and the wholesale category, which was impacted by competitive pricing.

•

International segment net sales for the fourth quarter increased 1 percent and operating profit decreased 45 percent, while for the full year net sales increased 14 percent and operating profit increased 6 percent.

HanesBrands Reports Fiscal 2011 Results and Provides Initial Fiscal 2012 Guidance – Page 4

•

The Direct to Consumer segment net sales decreased 2 percent in the fourth quarter and decreased 1 percent for the full year, while operating profit decreased 6 percent in the fourth quarter and increased 10 percent for the year. The Hosiery segment’s sales increased 1 percent in the fourth quarter and decreased 2 percent in 2011; operating profit decreased 16 percent in the fourth quarter and decreased 13 percent for the year.

•

Regarding working capital, cash from operations increased 26 percent to $168 million, which included $28 million in pension contributions. After net capital expenditures, free cash flow of $91 million also increased 26 percent. Year-end inventories increased 22 percent to $1.6 billion as a result of inflation and additional units to support International segment growth.

The company deleveraged its balance sheet by paying off $200 million of floating-rate notes in the fourth quarter. In the year-ago fourth quarter, the company incurred expenses to refinance debt that reduced EPS by $0.14.

Note on Proprietary Information

Hanes believes that it has a competitive advantage in managing its business during changing economic environments as a result of both its supply chain visibility and its extensive knowledge of consumer purchasing behavior. Therefore, the company plans to continue treating certain data, such as future cotton cost positions and product pricing details, as proprietary information until actual results are reported.

Note on Non-GAAP Terms and Definitions

Free cash flow and EBITDA are not generally accepted accounting principle measures.

Free cash flow is defined as cash from operations less net capital expenditures. Free cash flow may not be representative of the amount of residual cash flow that is available to the company for discretionary expenditures since it may not include deductions for mandatory debt-service requirements and other nondiscretionary expenditures. The company believes, however, that free cash flow is a useful measure of the cash-generating ability of the business relative to capital expenditures and financial performance. See Table 4 attached to this press release to reconcile free cash flow to net cash provided by operating activities, which is a GAAP measure.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Although the company does not use EBITDA to manage its business, it believes that EBITDA is another way that investors measure financial performance. See Table 2 attached to this press release to reconcile EBITDA to the GAAP measure of net income.

Hanes has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

HanesBrands Reports Fiscal 2011 Results and Provides Initial Fiscal 2012 Guidance – Page 5

Webcast Conference Call

Hanes will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EST today. The broadcast may be accessed on the home page of the HanesBrands corporate website, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available in the investors section of the HanesBrands website. A telephone playback will be available from approximately midnight EST today through midnight EST Feb. 22, 2012. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 50778351.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business, as well as guidance as to future performance. Examples of such statements include the statements that follow the heading “2012 Guidance and Macro Trend Discussion” above. These and other forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: current economic conditions, including consumer spending levels and the price elasticity of our products; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the highly competitive and evolving nature of the industry in which we compete; our ability to successfully manage social, political, economic, legal and other conditions affecting our domestic and foreign operations and supply-chain sources, such as political instability and acts of war or terrorism, natural disasters, disruption of markets, operational disruptions, changes in import and export laws, currency restrictions and currency exchange rate fluctuations; the impact of the loss of one or more of our suppliers of finished goods or raw materials; our ability to effectively manage our inventory and reduce inventory reserves; our ability to optimize our global supply chain; our ability to continue to effectively distribute our products through our distribution network; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; our ability to accurately forecast demand for our products; increasing pressure on margins; our ability to keep pace with changing consumer preferences; the impact of any inadequacy, interruption or failure with respect to our information technology or any data security breach; our ability to protect our reputation and brand images; our ability to protect our trademarks, copyrights and patents; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

HanesBrands Reports Fiscal 2011 Results and Provides Initial Fiscal 2012 Guidance – Page 6

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanes has approximately 53,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com. Hanes is a U.S. Environmental Protection Agency Energy Star Partner of the Year for 2010 and 2011 and ranks No. 150 on Newsweek magazine’s Top 500 greenest U.S. company rankings.

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TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended			Year Ended
	December 31, 2011	January 1, 2011	% Change	December 31, 2011	January 1, 2011	% Change
Net sales	$1,145,315	$1,149,659	-0.4%	$4,637,143	$4,326,713	7.2%
Cost of sales	812,152	801,001		3,096,772	2,911,944

Gross profit	333,163	348,658	-4.4%	1,540,371	1,414,769	8.9%
As a % of net sales	29.1%	30.3%		33.2%	32.7%

Selling, general and administrative expenses	257,875	267,047		1,062,090	1,010,581
As a % of net sales	22.5%	23.2%		22.9%	23.4%

Operating profit	75,288	81,611	-7.7%	478,281	404,188	18.3%
As a % of net sales	6.6%	7.1%		10.3%	9.3%

Other expenses	4,082	15,093		6,377	20,221
Interest expense, net	37,752	39,842		156,297	150,236

Income before income tax expense (benefit)	33,454	26,676		315,607	233,731
Income tax expense (benefit)	(7,511)	(1,380)		48,919	22,438

Net income	$40,965	$28,056	46.0%	$266,688	$211,293	26.2%

Earnings per share:
Basic	$0.42	$0.29		$2.73	$2.19
Diluted	$0.41	$0.29	41.4%	$2.69	$2.16	24.5%

Weighted average shares outstanding:
Basic	98,157	96,722		97,710	96,500
Diluted	99,375	98,061		99,251	97,774

TABLE 2

HANESBRANDS INC.

Supplemental Financial Information

(Dollars in thousands)

(Unaudited)

	Quarter Ended			Year Ended
	December 31, 2011	January 1, 2011	% Change	December 31, 2011	January 1, 2011	% Change
Segment net sales:
Innerwear	$486,740	$490,369	-0.7%	$2,058,017	$2,012,922	2.2%
Outerwear	364,902	365,282	-0.1%	1,459,790	1,259,935	15.9%
Hosiery	49,909	49,507	0.8%	162,960	166,780	-2.3%
Direct to Consumer	97,621	99,167	-1.6%	375,440	377,847	-0.6%
International	146,143	145,334	0.6%	580,936	509,229	14.1%

Total net sales	$1,145,315	$1,149,659	-0.4%	$4,637,143	$4,326,713	7.2%

Segment operating profit¹:
Innerwear	54,733	45,452	20.4%	286,054	271,348	5.4%
Outerwear	16,638	25,530	-34.8%	133,663	86,564	54.4%
Hosiery	13,237	15,766	-16.0%	47,702	54,990	-13.3%
Direct to Consumer	7,295	7,724	-5.6%	29,365	26,622	10.3%
International	9,496	17,213	-44.8%	63,110	59,675	5.8%
General corporate expenses/other	(26,111)	(30,074)	-13.2%	(81,613)	(95,011)	-14.1%

Total operating profit	$75,288	$81,611	-7.7%	$478,281	$404,188	18.3%

EBITDA²:
Net income	$40,965	$28,056		$266,688	$211,293
Interest expense, net	37,752	39,842		156,297	150,236
Income tax expense (benefit)	(7,511)	(1,380)		48,919	22,438
Depreciation and amortization	24,157	23,334		90,725	86,612

Total EBITDA	$95,363	$89,852	6.1%	$562,629	$470,579	19.6%

¹	During the first quarter of 2011, HanesBrands revised the manner in which certain expenses, primarily compensation-related expenses, are allocated to segments. As a result of this change, certain prior-year segment operating profit results are revised to conform to the current-year presentation.
²	Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure.

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31, 2011	January 1, 2011
Assets
Cash and cash equivalents	$35,345	$43,671
Trade accounts receivable, net	470,713	503,243
Inventories	1,607,555	1,322,719
Other current assets	217,178	278,038

Total current assets	2,330,791	2,147,671

Property, net	635,406	631,254
Intangible assets and goodwill	603,071	608,766
Other noncurrent assets	465,401	402,311

Total assets	$4,034,669	$3,790,002

Liabilities
Accounts payable and accrued liabilities	$703,711	$688,672
Notes payable	63,075	50,678
Accounts Receivable Securitization Facility	166,933	90,000

Total current liabilities	933,719	829,350

Long-term debt	1,807,777	1,990,735
Other noncurrent liabilities	612,112	407,243

Total liabilities	3,353,608	3,227,328

Equity	681,061	562,674

Total liabilities and equity	$4,034,669	$3,790,002

TABLE 4

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Year Ended
	December 31, 2011	January 1, 2011
Operating Activities:
Net income	$266,688	$211,293
Depreciation and amortization	90,725	86,612
Other noncash items	44,738	78,935
Changes in assets and liabilities, net	(234,194)	(243,786)

Net cash provided by operating activities	167,957	133,054

Investing Activities:
Purchases/sales of property and equipment, net, and other	(85,633)	(283,995)

Financing Activities:
Net borrowings (repayments) on notes payable, debt and other	(89,519)	155,685

Effect of changes in foreign currency exchange rates on cash	(1,131)	(16)

Increase (decrease) in cash and cash equivalents	(8,326)	4,728

Cash and cash equivalents at beginning of year	43,671	38,943

Cash and cash equivalents at end of year	$35,345	$43,671

Supplemental cash flow information[1]:
Net cash provided by operating activities	$167,957	$133,054
Purchases of property, plant and equipment	(90,099)	(106,240)
Proceeds from sales of assets	13,620	45,642

Free cash flow	$91,478	$72,456

¹	For 2012 guidance, net cash provided by operating activities (GAAP) is expected to be between $445 million and $545 million and net capital expenditures are expected to be approximately $45 million, resulting in expectations for free cash flow of $400 million to $500 million, which is a non-GAAP measure.